Filed pursuant to Rule 433

Registration No.: 333-237819

Free Writing Prospectus dated April 27, 2020

Relating to Preliminary Prospectus Supplement dated April 27, 2020

Biogen Inc.

$1,500,000,000 2.250% Senior Notes Due 2030

$1,500,000,000 3.150% Senior Notes Due 2050

PRICING TERM SHEET

$1,500,000,000 2.250% Senior Notes Due 2030

Issuer	Biogen Inc.

Principal Amount	$1,500,000,000

Maturity Date	May 1, 2030

Issue Price (Price to Public)	99.973%

Interest Rate	2.250% per annum beginning on the Issue Date

Interest Payment Dates	Semi-annually, each November 1 and May 1, commencing November 1, 2020

Treasury Benchmark	1.500% due February 15, 2030

Spread to Benchmark Treasury	160 bps

Benchmark Treasury Yield	108-01 / 0.653%

Yield to Maturity	2.253%

Optional Redemption

Make whole call, in whole or in part, as set forth in the preliminary prospectus supplement (treasury rate plus 25 basis points) at any time prior to February 1, 2030 (three months prior to the maturity date of the notes due 2030)

Par call, in whole or in part, at any time on or after February 1, 2030 (three months prior to the maturity date of the notes due 2030)

CUSIP/ISIN:	09062XAH6/US09062XAH61

$1,500,000,000 3.150% Senior Notes Due 2050

Issuer	Biogen Inc.

Principal Amount	$1,500,000,000

Maturity Date	May 1, 2050

Issue Price (Price to Public)	99.174%

Interest Rate	3.150% per annum beginning on the Issue Date

Interest Payment Dates	Semi-annually, each November 1 and May 1, commencing November 1, 2020

Treasury Benchmark	2.375% due November 15, 2049

Spread to Benchmark Treasury	195 bps

Benchmark Treasury Yield	127-29 / 1.243%

Yield to Maturity	3.193%

Optional Redemption

Make whole call, in whole or in part, as set forth in the preliminary prospectus supplement (treasury rate plus 30 basis points) at any time prior to November 1, 2049 (six months prior to the maturity date of the notes due 2050)

Par call, in whole or in part, at any time on or after November 1, 2049 (six months prior to the maturity date of the notes due 2050)

CUSIP/ISIN:	09062X AG8/US09062XAG88

Terms Applicable to Both Tranches

Ratings	Baa1 / A- (Moody’s/S&P)

Trade Date	April 27, 2020

Original Issue Date (Settlement)	April 30, 2020

Change of Control	Upon the occurrence of a Change of Control Triggering Event (as defined in the preliminary prospectus supplement to which this pricing term sheet relates), Biogen Inc. will be required to make an offer to purchase the notes at a price equal to 101% of their principal amount plus accrued and unpaid interest to but not including the date of repurchase

Minimum Denomination	$2,000 and integral multiples of $1,000 in excess thereof

Joint Book-Running Managers	Goldman Sachs & Co. LLC BofA Securities, Inc. J.P. Morgan Securities LLC

Passive Bookrunners

Morgan Stanley & Co. LLC (Notes due 2030, 2050)

Citigroup Global Markets Inc. (Notes due 2030)

Deutsche Bank Securities Inc. (Notes due 2050)

Mizuho Securities USA LLC (Notes due 2030)

U.S. Bancorp Investments, Inc. (Notes due 2050)

Senior Co-Managers	Citigroup Global Markets Inc. Deutsche Bank Securities Inc. Mizuho Securities USA LLC U.S. Bancorp Investments, Inc.

Co-Managers	Wells Fargo Securities, LLC Academy Securities, Inc. Loop Capital Markets LLC

Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes prior to the second business day preceding the settlement date will be required, by virtue of the fact that the notes initially will settle T+3, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of notes who wish to trade the notes prior to the second business day preceding the settlement date should consult their own advisors.

None of the securities ratings is a recommendation to buy, sell or hold the notes. Each rating may be subject to revision or withdrawal at any time, and should be evaluated independently of any other rating.

The issuer has filed a registration statement (including a prospectus) and a preliminary prospectus supplement with the Securities and Exchange Commission (“SEC”) for the offerings to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and these offerings. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offerings will arrange to send you the prospectus if you request it by calling Goldman Sachs & Co. LLC toll free at 1 (866) 471-2526; BofA Securities, Inc. toll free at 1 (800) 294-1322; or J.P. Morgan Securities LLC (collect) at 1 (212) 834-4533.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED (OTHER THAN ANY STATEMENT RELATING TO THE IDENTITY OF THE LEGAL ENTITY AUTHORIZING OR SENDING THIS COMMUNICATION IN A NON-US JURISDICTION). SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION HAVING BEEN SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.